Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the registration of 3,500,000 shares of its common stock under the Vishay Intertechnology, Inc. 2007 Amended and Restated Incentive Option Program of our reports dated February 19, 2014, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 21, 2014